EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We hereby consent to the incorporation by reference into Amendment No. 1 to the Form 8-K/A to our firm and to the use of our reports dated February 10, 2006, with respect to the consolidated financial statements of Archipelago Holdings, Inc., Archipelago Holdings, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Archipelago Holdings, Inc., included in its consolidated financial statements for the year ended December 31, 2005, filed with the Securities and Exchange Commission, incorporated by reference into Amendment No. 1 to the Form 8-K/A dated March 7, 2006.

/s/ Ernst & Young LLP
New York, NY
May 11, 2006